Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, October 25, 2011

Gannett Board elects new director

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) announced that Susan Ness, a former commissioner of the Federal Communications Commission and the head of Susan Ness Strategies, has been elected to the Board of Directors, effective immediately.

“Susan has had a remarkable career and we are very pleased to welcome her to Gannett’s Board. As an FCC Commissioner, Susan played a leading role in shaping some of the most far reaching policies that brought the benefits of digital technology to consumers and the media industry,” said Gannett Chairman Marjorie Magner.

Gracia Martore, president and CEO at Gannett, said, “Susan has been a strong voice for consumers and understands the enormous value technology brings to people’s lives. She’ll be a great asset to the Board and to Gannett as we continue to redefine our company and its place within the media industry. We are especially glad to have her here as we work to reposition our business to succeed in the digital age.”

Ness founded Susan Ness Strategies, a communications policy consulting firm, in 2002.

She served as an FCC commissioner from 1994 to 2001, where she played a leading role on spectrum policy issues, championed competition and spectrum auctions, and fostered new technologies, including digital television, digital satellite and terrestrial radio, wireless broadband and unlicensed services.

From 2005 to 2007, she was the founding president and CEO of GreenStone Media, LLC, which produced talk programming targeting women for syndication on radio and other platforms.

She is a member of the J. William Fulbright Foreign Scholarship Board, having been appointed to that position by President Barack Obama in September 2011. She serves on the board of Vital Voices Global Partnership, a nonprofit organization that identifies and invests in extraordinary women worldwide. She is a Senior Fellow at the Center for Transatlantic Relations at Johns Hopkins School of Advanced International Studies (SAIS), and an affiliated expert of the Information Technology and Innovation Foundation (ITIF).

She received a B.A. in political science/international relations from Douglass College, and served on the board of directors of WRSU Radio (Rutgers University). She earned a J.D., cum laude, from Boston College Law School, and an M.B.A. in finance from The Wharton School of The University of Pennsylvania. She is a member of the District of Columbia Bar and the Federal Communications Bar Association.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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For media inquiries, contact:	For investor inquiries, contact:
Corporate Communications	Jeffrey Heinz
703-854-6089	Director, Investor Relations
703-854-6917
jheinz@gannett.com